As filed with the Securities and Exchange Commission on October 19, 2010 File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RARE ELEMENT RESOURCES LTD.

British Columbia, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Suite 410 - 325 Howe St. Vancouver, British Columbia V6C 1Z7 Canada (Address of Principal Executive Offices)

2002 INCENTIVE SHARE OPTION PLAN RARE ELEMENT RESOURCES LTD.
(Full titles of the plans)
DL Services Inc. 701 Fifth Avenue, Suite 6100 Seattle, WA 98104-7043 (Name and address of agent for service) (206) 903-8800 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares reserved for issuance pursuant to Incentive Stock Option Plan	5,779,347	US$4.77 (1)	US$27,567,485	US$1,966

(1)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(h)(1) and (c) of the Securities Act.  The proposed maximum aggregate offering price is based on:  (i) the weighted average exercise price of Cdn$1.4365 for the 2,723,000 options previously granted under the Incentive Share Option Plan, converted into US$1.4211 based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on October 15, 2010, which was Cdn$1.00=US$0.9893, and (ii) the average of the high and low prices for the Registrant’s common shares on the NYSE Amex LLC on October 15, 2010, which was US$7.755 per common share, for the 3,056,347 additional common shares that are available for issuance under the Incentive Share Option Plan.

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART II. INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

(a)

the Registrant’s Registration Statement on Form 20-F (File No. 000-53834) filed with the Securities and Exchange Commission on November 17, 2009, as amended on December 22, 2009 and January 14, 2010;

(b)

all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the amended Registration Statement incorporated by reference herein pursuant to (a) above; and

(c)

the description of the Common Shares contained in the Registrant’s amended Registration Statement incorporated by reference herein pursuant to (a) above, including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

None

Item 6.  Indemnification of Directors and Officers.

The articles of the Registrant (“ Articles ”) provide that, subject to the Business Corporations Act (British Columbia) (the “ Corporations Act ”), the Registrant must indemnify a director, former director, alternate director, officer or former officer of the Registrant or of any affiliate of the Registrant and his or her heirs and personal or other legal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  For the purposes of the Articles, an “ eligible proceeding ” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (each, an “ eligible party ”) or any of the heirs or legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant (a) is or may be joined as a party; or (b) is or may be liable for or in respect of a judgement, penalty or fine in, or expenses related to, the proceeding, and an “ eligible penalty ” means a judgement, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.  The Articles also provide that, subject to any restrictions in the Corporations Act, the Registrant may indemnify any person.

Under the Corporations Act, the Registrant may indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.  For the purposes of the Corporations Act, an “ eligible person ” is an individual who (a) is or was a director or officer of the Registrant; (b) is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant; or (c) at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity; “ eligible penalty ” means a judgment, penalties or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding; and “ eligible proceeding ” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and “expenses” includes costs, charges and expenses, including legal or other fees, but does not include judgements, penalties, fines or amounts paid in settlement of a proceeding.

Payment of expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding is mandatory under the Corporations Act if , after the final disposition of that proceeding, the eligible party (a) has not been reimbursed for those expenses; and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.  The Registrant may also pay the expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding as they are incurred, in advance of the final disposition of that proceeding; however, the eligible party must first provide a written undertaking that he or she will repay the amounts advanced if it is ultimately determined that he or she did not fulfill the conditions set out in (a) through (d) of the paragraph which follows ..

The Registrant must not indemnify an eligible party or pay the expenses of an eligible party if (a) the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or Articles; (b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or Articles; (c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; (d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful; or (e) the eligible proceeding is brought against the eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation.

However, the Articles provide that the failure of a director, alternate director or officer of the Registrant to comply with the Corporations Act or the Articles will not invalidate any indemnity to which he or she is entitled under the Articles.

Notwithstanding the above limitations of the Corporations Act and whether or not payment of expenses or indemnification has been sought, authorized or declined , the Registrant or an eligible party may apply to the Supreme Court of British Columbia for (a) an order requiring the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; (b) an order requiring the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding; (c) an order for the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant; (d) an order requiring the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an such an order; or (e) any other order the court considers appropriate.

The Corporations Act allows the Registrant to purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation ..

The Articles further provide that the Registrant may also purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who (a) is or was a director, alternate director, officer, employee or agent of the Registrant; (b) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (c) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (d) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Indemnity Agreements

The Registrant has not entered into any specific indemnity agreements with any of its current or former directors, alternate directors, officers or employees. However, the Articles provide that each director, alternate director and officer of the Registrant or of any affiliate of the Registrant is deemed to have contracted with the Registrant upon the terms of the indemnity provisions contained in the Articles (as set out above).

Insurance

The Registrant maintains Directors’ and Officers’ Liability Insurance for its directors and officers.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1	Rare Element Resources Ltd. Incentive Share Option Plan, dated December 11, 2002, as amended
4.2	Incentive Share Option Plan Addendum, dated November 23, 2006
4.3	Incentive Share Option Plan Addendum, dated December 3, 2007
4.4	Incentive Share Option Plan Addendum, dated December 5, 2008
4.5	Incentive Share Option Plan Addendum, dated December 7, 2009
5.1	Opinion of McCullough O’Connor Irwin LLP
23.1	Consent of DeVisser Gray LLP
24.1	Power of Attorney (See page II-6 of this registration statement)

Item 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 18th day of October, 2010.

RARE ELEMENT RESOURCES LTD.

By:

           /s/ Mark T. Brown

Name:

Mark T. Brown

Title:

Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donald E. Ranta and Mark T. Brown, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Donald E. Ranta Donald E. Ranta	President, Chief Executive Officer and Director (Authorized U.S. Representative)	October 18, 2010
/s/ Mark T. Brown Mark T. Brown	Chief Financial Officer and Director	October 18, 2010
/s/ M. Norman Anderson M. Norman Anderson	Director	October 18, 2010
/s/ Norman W. Burmeister Norman W. Burmeister	Director	October 18, 2010
/s/ Gregory E. McKelvey Gregory E. McKelvey	Director	October 18, 2010
/s/ Stephen P. Quin Stephen P. Quin	Director	October 18, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Rare Element Resources Ltd. Incentive Share Option Plan, dated December 11, 2002, as amended
4.2	Incentive Share Option Plan Addendum, dated November 23, 2006
4.3	Incentive Share Option Plan Addendum, dated December 3, 2007
4.4	Incentive Share Option Plan Addendum, dated December 5, 2008
4.5	Incentive Share Option Plan Addendum, dated December 7, 2009
5.1	Opinion of McCullough O’Connor Irwin LLP
23.1	Consent of DeVisser Gray LLP
24.1	Power of Attorney (See page II-6 of this registration statement)